Exhibit 99

PACIFICORP                                                   NEWS RELEASE



Dave Kvamme, for media inquires-(503) 464-6272
Scott Hibbs, for investor inquires-(503) 731-2123

August 5, 1996

Consortium, Including PacifiCorp,
Wins Australian Power Station Bid

A consortium that includes PacifiCorp (NYSE:PPW), a major western electricity and coal producer based in Portland, Oregon; National Power PLC, the United Kingdom s largest thermal electricity generator, Destec Energy, Inc. (NYSE:ENG), a leading independent power producer based in Houston, Texas, and the Commonwealth Bank Group of Australia, announced today that it is the successful bidder for the Hazelwood Power Station and associated coal mine in Victoria, Australia.

The consortium, known as The Hazelwood Power Partnership, bid approximately $1.9 billion (U.S.) for the 1600 megawatt coal-fired generating station and associated coal mine. PacifiCorp s portion of the equity investment will be $155 million. The financial closing of the acquisition is expected to occur later in August or early September.

The consortium is composed of National Power (51.94 percent), PacifiCorp (19.9 percent), Destec (20 percent), and the Commonwealth Bank Group of Australia (8.16 percent). National Power will oversee Hazelwood Plant operations and PacifiCorp will oversee operations at the adjacent Hazelwood Mine.
PacifiCorp s investment in the Hazelwood Plant follows last year s purchase of Powercor, an electric distribution company serving portions of Melbourne and rural Victoria in Australia.

"The acquisition represents a significant next step for PacifiCorp in its business development efforts in Australia," said Fred Buckman, PacifiCorp president and chief executive officer. "While the acquisition may be mildly dilutive to PacifiCorp earnings per share during the first 2 years, the Hazelwood plant and mine represents a great opportunity for the members of the consortium to generate new long-term earnings streams by applying their operating skills in unregulated competitive Australian generation markets." PacifiCorp and National Power both set high standards for the operation of coal-fired power plants in their home markets and Destec brings considerable experience as a developer and operator of power plants worldwide. In addition, PacifiCorp is one of the leading producers of coal in the U.S. with production of approximately 22 million tons of coal in 1995.

PacifiCorp is one of the lowest-cost producers of electricity in the U.S.. PacifiCorp provides retail energy services to 1.3 million customers in seven western states as Pacific Power and Utah Power. Pacific Generation, a wholly-owned independent power subsidiary of PacifiCorp, operates outside
PacifiCorp s traditional electric service area, selling power it generates to nearby utilities.

PacifiCorp, with assets of $14 billion, reported earnings of $466 million on revenues of $3.4 billion in 1995. Hazelwood, with assets of $540 million, reported earnings before depreciation, interest, and taxes, of $44 million on revenues of $143 million for year ended June 30, 1995.

The consortium expects to finance the acquisition of the Hazelwood plant and mine with approximately $858 million in equity contributions from the partners and $1 billion of non-recourse borrowings at the partnership level.